U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                                    ATNG INC.

             (Exact name of registrant as specified in its charter)

           Nevada                         4899                   76-0510754
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

     1549 N. Leroy St., Suite D-200, Fenton, Michigan 48430; (810) 714-1011
  (Address and telephone number of Registrant's principal executive offices and principal place of business)

          AMENDED EMPLOYEE STOCK INCENTIVE PLAN FOR THE YEAR 2004 NO. 2
AMENDED NON-EMPLOYEE DIRECTORS AND CONSULTANTS RETAINER STOCK PLAN FOR THE YEAR
                                   2004 NO. 2
                            (Full title of the Plans)

     Robert Simpson, 1549 N. Leroy St., Suite D-200, Fenton, Michigan 48430
                    (Name and address of agent for service)

                                 (810) 714-1011
          (Telephone number, including area code, of agent for service)

                             CALCULATION OF REGISTRATION FEE

                                                             Proposed maximum
Title of securities to  Amount to be   Proposed offering    aggregate offering       Amount of
be registered            registered   price per share (1)          price         registration fee
Options to Purchase
Common Stock,            130,000,000  $         0.0028 (2)  $           364,000  $          46.12
Common Shares
Underlying Options
Common Stock              70,000,000  $         0.0028 (3)  $           196,000  $          24.83
Total                    200,000,000                        $           560,000  $          70.95

(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) promulgated pursuant to the Securities Act of 1933.
(2) This Offering Price per Share is established pursuant to the option exercise price set forth in the Amended Employee Stock Incentive Plan for the Year 2004 No. 2, set forth in Exhibit 4.1 to this Form S-8.
(3) This Offering Price per Share is established pursuant to the Amended Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 2, set forth in Exhibit 4.2 to this Form S-8.

                                EXPLANATORY NOTE

                                AMENDMENT NO. 1
                                       TO
                                    ANTG INC.
              EMPLOYEE STOCK INCENTIVE PLAN FOR THE YEAR 2004 NO. 2
    NON-EMPLOYEE DIRECTORS AND CONSULTANTS RETAINER STOCK PLAN FOR THE YEAR
                                   2004 NO. 2

     On  June  17,  2004,  we  filed with the Securities and Exchange Commission
(SEC) a Registration Statement No. 333-116585 on Form S-8, pertaining to our Employee Stock Incentive Plan for the Year 2004 No. 2 and our Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 2. This Post-Effective Amendment No. 1 to our Form S-8 No. 333-116585 is being filed to:

- Register an additional 130,000,000 shares and options available for issuance under the Registrant's Employee Stock Incentive Plan for the Year 2004 No. 2;

- Register an additional 70,000,000 shares available for issuance under the Registrant's Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 2;

- Amend the definition of "Shares Subject to this Plan" in Paragraph 1.4 of the Registrant's Employee Stock Incentive Plan for the Year 2004 No. 2;

- Amend the definition of "Purchase Price" in Paragraph 2.2 of the Registrant's Employee Stock Incentive Plan for the Year 2004 No. 2;

- Amend the definition of "Cause" in Paragraph 3.1 of the Registrant's Employee Stock Incentive Plan for the Year 2004 No. 2;

- Amend the definition of "Adjustments Upon Change in Capitalization" in Paragraph 4.1 of the Registrant's Employee Stock Incentive Plan for the Year 2004 No. 2;

- Amend the definition of "Grants of Shares" in Paragraph 5 of the Registrant's Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 2;

- Amend the definition of "Shares Available" in Paragraph 11 of the Registrant's Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 2;

- Amend the definition of "Adjustments, Change of Control" in Paragraph 12 of the Registrant's Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 2.

- Amend Item 6 of Form S-8 to clarify that the Registrant may obtain directors' and officers' liability insurance; and

- Amend the par value of the Registrant's common stock, which was incorrectly stated as $0.0001 per share on the Registrant's Form S-8 filed on June 17, 2004, to $0.001 per share, throughout this Post-Effective Amendment No. 1 to Form S-8.

     We registered 160,000,000 shares of common stock and options to purchase common stock for issuance under our Employee Stock Incentive Plan for the Year 2004 No. 2, and 38,000,000 shares of our common stock for issuance under our Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 2 on our Registration Statement No. 333-116585 on Form S-8, filed with the SEC on June 17, 2004. Since June 17, 2004, 134,000,000 shares of common stock have been issued under our Employee Stock Incentive Plan for the Year 2004 No. 2, and 38,000,000 shares of common stock have been issued under our Non-Employee Directors and

Consultants Retainer Stock Plan for the Year 2004 No. 2. This left 26,000,000 shares of our common stock and options to purchase common stock available for issuance under our Employee Stock Incentive Plan for the Year 2004 No. 2, and no shares of our common stock available for issuance under our Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 2. This Post-Effective Amendment registers an additional 130,000,000 shares and options to purchase our common stock for issuance under our Employee Stock Incentive Plan for the Year 2004 No. 2, and an additional 70,000,000 shares of our common stock for issuance under our Non-Employee Directors and Consultants Retainer
Stock  Plan  for  the  Year  2004  No.  2.

     The changes have been made necessary due to the decrease in the market price of our shares of common stock. On June 17, 2004, the day we filed our registration statement on Form S-8 pertaining to our Employee Stock Incentive Plan for the Year 2004 No. 2 and our Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 2, our shares were trading at $0.0079 per share. On September 24, 2004, the market price of our shares was $0.0028 per share. To compensate for the decline in the price of our shares, our board deemed it necessary to amend our Stock Plans by registering additional shares under each of our Stock Plans.

     Except as described above, and the current date of September 24, 2004, no other changes have been made to our Form S-8 Registration Statement No. 333-116585. For the convenience of the reader and as required under SEC rules, this Post-Effective Amendment to Form S-8 sets forth the complete text of Form S-8 rather than just the amended portions thereof. To preserve the nature and character of the disclosures set forth in these Items as originally filed, this Post-Effective Amendment to Form S-8 continues to speak as of June 17, 2004, and we have not updated the disclosures in this Post-Effective Amendment to speak as of a later date or to reflect events which occurred at a later date. For Items not modified herein, reference should be made to our Registration Statement No. 333-116585 on Form S-8 as filed with the SEC on June 17, 2004. The filing of this Post-Effective Amendment is not an admission that our Registration Statement No. 333-116585 on Form S-8, when filed, knowingly included any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

                                     PART I
              Information Required in the Section 10(a) Prospectus

ITEM 1. PLAN INFORMATION.

     See  Item  2  below.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                    PART II
               Information Required in the Registration Statement

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following are hereby incorporated by reference:

          (a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on March 30, 2004.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

          (c) A description of the Registrant's securities contained in the Registration Statement on Form 10SB12G filed by the Registrant to register the common stock under the Exchange Act, including all amendments filed for the purpose of updating such common stock description.

     All  documents  subsequently  filed  by the Registrant pursuant to Sections
13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not  applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

     Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our bylaws do not contain a provision entitling any director or executive officer to indemnification against its liability under the Securities Act. The Nevada Revised Statutes allow a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

     Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Registrant may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

     The Nevada Revised Statutes, stated herein, provide further for permissive indemnification of officers and directors.

     "A.  NRS  78.7502. Discretionary and mandatory indemnification of officers,
          ------------
directors, employees and agents: General provisions.

          "1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          "2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          "3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     "B.  NRS  78.751. Authorization required for discretionary indemnification;
          -----------
advancement of expenses; limitation on indemnification and advancement of expenses.

          "1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

               "(a) By  the  stockholders;

               "(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

               "c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               "(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          "2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          "3.  The indemnification and advancement of expenses authorized in NRS
78.7502  or  ordered  by  a  court  pursuant  to  this  section:

               "(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               "(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     "C.  NRS  78.752.  Insurance  and  other  financial  arrangements  against
          -----------
liability  of  directors,  officers,  employees  and  agents.

          "1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

          "2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

               "(a) The  creation  of  a  trust  fund.

               "(b) The  establishment  of  a  program  of  self-insurance.

               "(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

               "(d) The establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

          "3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

          "4.  In  the  absence  of  fraud:

               "(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

               "(b) The  insurance  or  other  financial  arrangement:

                    "1.  Is  not  void  or  voidable;  and

                    "2. Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

          "5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes." The Registrant, with approval of the Registrant's Board of Directors, may obtain directors' and officers' liability insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not  applicable.

ITEM 8. EXHIBITS.

     The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 9. UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (d) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fenton, Michigan on September 24, 2004.


                                      ATNG  INC.


                                      By /s/ Robert Simpson
                                        ----------------------------------------
                                        Robert Simpson, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                     Title                      Date
         ---------                     -----                      ----


  /s/ Robert Simpson    President, Chief Financial Officer,   September 24, 2004
    Robert Simpson          Secretary and Director

                                  EXHIBIT INDEX

EXHIBIT NO.          DESCRIPTION
-----------          -----------
    4.1      Amended Employee Stock Incentive Plan for the Year 2004 No. 2
    4.2      Amended Non-Employee Directors and Consultants Retainer Stock Plan for the Year
             2004 No. 2
    5        Opinion Re: Legality
    23.1     Consent of Accountants
    23.2     Consent of Counsel